Exhibit 16




                      [Woodbury & Company, LLC letterhead]




                                                                  March 16, 2004





Securities and Exchange Commission
Washington, D.C.  20549





     We were previously the independent certified public accountants for Mutual Savings Bank (the "Bank"), which is in the process of converting from the mutual to the stock form of ownership (the "Conversion"). Upon completion of the Conversion, all of the capital stock of the Bank will be owned by Third Century Bancorp, an Indiana corporation (the "Registrant"). The Registrant filed a registration statement on Form SB-2 with the Securities and Exchange Commission on March 17, 2004 (the "Registration Statement") which includes our report dated January 18, 2003, concerning the consolidated financial statements of the Bank as of and for the year ended December 31, 2002. On May 27, 2003, we were dismissed as independent certified public accountants of the Bank.

     We have read the Registrant's statements included under the caption "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" of the Registration Statement, and we agree with such statements.



                                             Woodbury & Company, LLC



                                             /s/ Woodbury & Company, LLC